Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (hereinafter “Agreement”) is hereby entered into this 10th day of January 2025 between Climb Global Solutions, Inc. (hereinafter “the Company”) and Andrew Clark (hereinafter “Mr. Clark”), who are collectively referred to herein as the “Parties.”  In consideration of the mutual promises contained herein, and other good and valuable consideration as hereinafter recited, the receipt and adequacy of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.

 In full and complete settlement of these matters, the Company agrees to: (1) Retain Mr. Clark as a consultant (independent contractor) from January 10, 2025, through April 15, 2025 paying Mr. Clark a total of $86,794.52 in lawful money of the United States of America, the adequacy of which is hereby acknowledged, provided Mr. Clark performs the duties assigned to him to the reasonable satisfaction of the Company; and (2) provided Mr. Clark elects continuation coverage for health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will make a payment to Mr. Clark of $8,159.10 an amount equal to the cost of health insurance for Mr. Clark from February 1, 2025 through April 30, 2025; and (3) pay Mr. Clark a 2024 bonus in the amount of $337,500 on or before March 15, 2025.  Mr. Clark agrees that he is not otherwise entitled to the above-described consideration from the Company or the accelerated vesting of restricted stock units described in Paragraph 3 below unless he signs this Agreement.  Mr. Clark further agrees that, except as provided in this Agreement, he is not entitled to any compensation, payments, reimbursement, equity, stock, options, benefits or remuneration in any form from the Company or any Releasee.

2.

 The Company will make the payment to Mr. Clark for his consulting services in three equal amounts of $28,931.51 paid on February 14, 2025, March 14, 2025, and April 15, 2025, provided Mr. Clark’s remains retained as a consultant.  The payment of $8,159.10 for the cost of health insurance from February 1, 2025 through April 30, 2025 will be made on February 28, 2025.  Mr. Clark agrees that he is solely responsible for any and all taxes on the above-described payments and on the value of the Equity Awards (defined below) that vest and are settled under Paragraph 3.  Mr. Clark further agrees to indemnify and hold harmless the Company from any and all liabilities, penalties, interest, costs, expenses, losses, damages, and reasonable attorneys’ fees which the Company may hereafter sustain, incur or be required to pay as a consequence of, arising out of, or relating in any way to this payment to Mr. Clark.  Mr. Clark understands and acknowledges that the Company makes no representations to him regarding the income tax treatment or consequences of any sums paid in connection herewith.

3.	Mr. Clark’s outstanding restricted stock and restricted stock units (“Equity Awards”) shall be treated as follows:

a.

With respect to Mr. Clark’s time-vested Equity Awards, Mr. Clark’s continued service through April 15, 2025 as a consultant shall be recognized for vesting purposes.  Therefore, if Mr. Clark continues in service through April 15, 2025, he will vest in a total of 4,889 time-vested shares and restricted stock units.  (See Exhibit A for details.) Any time-vested Equity Awards that vest under this Paragraph 3(a) shall be settled at the time prescribed by the applicable grant agreement.  Any time-vested Equity Awards that are not vested as of April 15, 2025 shall be forfeited.

b.

With respect to Mr. Clark’s performance-vested Equity Awards (granted on April 14, 2023 and February 15, 2024) (the “Performance Awards”), notwithstanding the generally applicable requirement to remain employed through January 1 following the performance cycle as a condition of vesting, if Mr. Clark satisfactorily performs the consulting services required by this Agreement through April 15, 2025, Mr. Clark shall vest in a number of restricted stock units determined as follows:

1.	The target level of performance (not more or less) shall be assumed to have been attained for each performance goal.

2.

For each Performance Award, Mr. Clark shall vest in the number of restricted stock units granted thereunder multiplied by a fraction, the numerator of which is the number of full months of service (employment and consulting service) completed by Mr. Clark during the performance period and the denominator of which is 36.

Therefore, if Mr. Clark continues in service through April 15, 2025, he will vest in a total of 7,356 performance-vested restricted stock units. See Exhibit A for details.

c.

Vested restricted stock units shall be settled on April 16, 2025. Non-vested restricted stock units shall be forfeited on April 15, 2025.  Due to Mr. Clark’s status as an independent contractor, taxes will not be withheld on the value of equity vesting and settled under this Paragraph 3.

4.

 Mr. Clark resigns his employment with the Company effective January 10, 2025.   Mr. Clark agrees that he remains bound by and will abide by the terms of the Company’s Executive Severance and Change in Control Plan including, but not limited to, Sections 10 and 11 thereof, and that the employment changes reflected in this Agreement do not constitute “Good Reason” under the Executive Severance and Change in Control Plan.

5.

 The Parties acknowledge that after January 10, 2025, Mr. Clark will not be an employee of the Company and that Mr. Clark will perform the consulting services as an independent contractor. Mr. Clark agrees to furnish all labor, materials, equipment and tools necessary for the expeditious and satisfactory completion of his duties as a consultant. Mr. Clark acknowledges and agrees that as a consultant, he is not eligible for any Company employee benefits including, but not limited to, holiday(s), vacation, sick pay, withholding taxes (federal and state), social security, Medicare, unemployment or disability insurance, workman’s compensation, health and welfare benefits, profit sharing, retirement benefits, or any equity or equity-based compensation (except as provided in this Agreement).  In order to remain retained as a consultant, Mr. Clark must provide all necessary assistance in transitioning his job duties and in preparing all financial forms requested by the Company, including but not limited to, the Company’s 10-K.

6.

 Mr. Clark agrees that he will surrender to the Company every item and every document that is the Company's property (including but not limited to keys, credit cards, phones, records, computers, peripherals, computer files and disks, notes, memoranda, models, inventory and equipment) or contains Company information, in whatever form by April 15, 2025, or upon demand by the Company, whichever is earlier.  All of these materials are the sole and absolute property of the Company.

7.

 After April 15, 2025, Mr. Clark agrees to provide the Company with reasonable assistance from time to time as the Company may request related to matters on which he previously worked or is familiar.  Mr. Clark will be compensated for time spent on these activities at the hourly rate of $100.00 and will perform these services as an independent contractor.

8.

 All reference requests from Mr. Clark’s perspective employers shall be made in writing addressed to the attention of the Chief Executive Officer and shall include a written authorization signed by Mr. Clark for the release of the information.  The Company will provide to prospective employers Mr. Clark’s dates of employment and job title.

9.

 Mr. Clark agrees that, to the maximum extent permitted by law, and in consideration of the payments and consideration described herein, he will, and hereby does, forever and irrevocably release and discharge the Company, its officers, directors, employees, independent contractors, agents, affiliates, parents, subsidiaries, divisions, predecessors, employee benefit plans, purchasers, assigns, representatives, successors and successors in interest (herein collectively referred to as “Releasees”) from any and all claims, causes of action, damages of any kind, obligations, contracts, compensation, and liabilities, known or unknown, whatsoever which he now has, has had, or may have in any way arising from or relating to any act, occurrence, or transaction on or before the date of this Agreement, including without limitation his employment and separation of employment from the Company.  This waiver and release does not apply to any claim that may arise after the date that Mr. Clark signs this Agreement.  This waiver and release also does not apply to any claim Mr. Clark has in his capacity as a shareholder of the Company, as long as Mr. Clark does not have knowledge of the facts and circumstances underlying the claim on the date he executes this Agreement.  This is a General Release.  Mr. Clark expressly acknowledges that this General Release includes, but is not limited to, Mr. Clark’s intent to release the Company from any claim relating to his employment at the Company, including, but not limited to, tort and contract claims, wrongful discharge claims, pension claims, employee benefit claims (including, but not limited to, claims under the Company’s Executive Severance and Change in Control Plan), severance benefits (including, but not limited to, claims under the Company’s Executive Severance and Change in Control Plan), statutory claims, claims under any state, local or federal wage and hour law or wage payment or collection law, and claims of discrimination, retaliation or harassment based on age, race, color, sex, religion, handicap, disability, national origin, ancestry, citizenship, marital status, sexual orientation, genetic information or any other protected basis, or any other claim of employment discrimination, retaliation or harassment under the Age Discrimination In Employment Act (29 U.S.C. §§ 626 et seq., “ADEA”), Title VII of the Civil Rights Acts of 1964 and 1991 as amended (42 U.S.C. §§ 2000e et seq.), the Employee Retirement Income Security Act (29 U.S.C. §§ 1001 et seq.), the Americans With Disabilities Act (42 U.S.C. §§ 12101 et seq.), the Family and Medical Leave Act (“FMLA”) (29 U.S.C. §§ 2601 et seq.), and any other law, statute, regulation or ordinance of any kind, including those prohibiting employment discrimination or governing employment.  The Parties agree that this General Release provision, and the covenant not to sue provision below, survive and remain in full force and effect in the event the Company or any Releasee institutes an action or proceeding against Mr. Clark for breach of any provision of this Agreement.

10.

 Mr. Clark represents and agrees that he has not instituted, prosecuted, filed, or processed any litigation, claims or proceedings against the Company or any Releasees.  Mr. Clark agrees, to the maximum extent permitted by law, not to make or file any lawsuits, complaints, or other proceedings against the Company or any Releasee or to join in any such lawsuits, complaints, or other proceedings against the Company or Releasees concerning any matter relating to his employment with the Company or that arose on or prior to the date of this Agreement.  Nothing in this Agreement prohibits Mr. Clark from filing a charge or claim with any government administrative agency (such as the Equal Employment Opportunity Commission), or from testifying, assisting or participating in an investigation, hearing or proceeding conducted by such agency; however, Mr. Clark waives the right to receive any individualized relief, such as reinstatement, backpay, or other damages, in a lawsuit or administrative action brought by Mr. Clark or by any government agency on his behalf.  Mr. Clark agrees that if there is any complaint filed in any court or arbitral forum which seeks reinstatement, damages or other remedies for Mr. Clark relating to any claim that is covered by this Agreement, Mr. Clark will immediately file a dismissal with prejudice of such claim or remedy.   Nothing in this Agreement prevents Mr. Clark from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Mr. Clark has reason to believe is unlawful.  This paragraph is not limited in any way by any non-disparagement or confidentiality obligations Mr. Clark has or may have under this Agreement or otherwise.

11.

 Mr. Clark acknowledges and declares that he has been fully compensated for all work performed and time he has worked while employed by the Company, and that he is not owed any compensation, wages, salary, payments, bonus, equity interest, remuneration or income from the Company of any kind, except as expressly provided in this Agreement.

12.

 The Parties further agree that, in entering into this Agreement, the Company is expressly relying on the foregoing representations by Mr. Clark.  The Parties further agree that the representations made by Mr. Clark in the proceeding paragraphs are admissions by Mr. Clark and are admissible, if offered by the Company, as a sworn statement of fact by Mr. Clark in any proceeding between the Parties.

13.

 Mr. Clark agrees that the above-mentioned consideration is not to be construed as an admission of any wrongdoing or liability on the part of the Company under any statute or otherwise, but that on the contrary, any such wrongdoing or liability is expressly denied by the Parties.

14.

 Mr. Clark agrees that, to the maximum extent permitted by law, the terms of this Agreement and the negotiations in pursuance thereof are strictly confidential and shall not be disclosed, and have not been disclosed, to any person or entity.  Mr. Clark may disclose the settlement to his attorneys, accountants and tax advisors who, as agents and representatives of Mr. Clark, also must keep the terms of this Agreement strictly confidential.  Mr. Clark agrees to accept full responsibility and liability for any breach of the confidentiality provisions of this Agreement by his agents or representatives.

15.

 Mr. Clark agrees that, to the maximum extent permitted by law, he will not, by any verbal, written or electronic expression or communication (including use of any social or professional networking websites), or by any deed or act of communication, disparage, criticize, condemn or impugn the Company or its shareholders, or their reputation or character, or any of their actions, services, products, writings, policies, practices, procedures or advertisements.  In the event Mr. Clark is requested or required by a court or government agency order or request, or through subpoena or discovery request, to disclose information that may be deemed covered or implicated by this provision, Mr. Clark agrees to give the Company, verbally and in writing, as much advanced notice as possible of such pending disclosure so that the Company may contest the disclosure or seek a protective order.  Mr. Clark also agrees to limit any disclosure to the amount that is legally required to be disclosed.

16.

 Mr. Clark agrees that a violation or breach of his duties, obligations or covenants in this Agreement by Mr. Clark will support a cause of action for breach of contract, and will entitle the Company to recover damages flowing from such breach, specifically including, but not limited to, the recovery of any payments made to Mr. Clark under this Agreement, to stop any payments or obligations owing under this Agreement, to recover the costs and attorneys’ fees the Company incurs to recover under this paragraph and to obtain injunctive, monetary or other relief permitted by law.  It is expressly agreed that the non-exclusive damages set forth above in this paragraph in the event of a breach are not a penalty, but are fair and reasonable in light of the difficulty of proving prejudice to the Company in the event of such a breach.

17.

 The Parties further agree that this Agreement shall be binding upon and inure to the benefit of the personal representatives, heirs, executors, and administrators of Mr. Clark and the heirs, executors, administrators, affiliates, successors, predecessors, subsidiaries, divisions, officers, purchasers, agents, assigns, representatives, directors and employees of the Company, that this Agreement contains and comprises the entire agreement and understanding of the Parties, that there are no additional promises, contracts, terms or conditions between the Parties other than those contained herein, and that this Agreement shall not be modified except in writing signed by each of the Parties hereto.

18.

 The Parties agree that this Agreement and the rights and obligations hereunder shall be governed by, and construed in accordance with, the laws of the State of Florida regardless of any principles of conflicts of laws or choice of laws of any jurisdiction.  The Parties agree that the state courts of the State of Florida and, if the jurisdictional prerequisites exist, the United States District Court for the Southern District of Florida, shall have sole and exclusive jurisdiction and venue to hear and determine any dispute or controversy arising under or concerning this Agreement.  Mr. Clark and the Company hereby waive trial by jury as to any and all litigation arising out of and/or relating to this Agreement.

19.

 If any terms of the above provisions of this Agreement are found null, void or inoperative, for any reason, the remaining provisions will remain in full force and effect.  The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties.

20.

 If the Company seeks a restraining order, injunction or any other relief, including but not limited to damages, equitable or legal relief, against Mr. Clark as a result of his breach of any provision of this Agreement, and recovers any such relief, Mr. Clark agrees to reimburse the Company for the reasonable attorneys’ fees, costs and other expenses it incurred in obtaining or attempting to obtain that relief (even if other relief were denied).

21.

 Mr. Clark understands that he has twenty-one (21) days from the date of his receipt of this Agreement, which was January 10, 2025, to consider his decision to sign it, and that he may unilaterally waive this period at his election.  Mr. Clark’s signature on this Agreement constitutes an express waiver of the twenty-one (21) day period if affixed prior to the expiration of that period.  By signing this Agreement, Mr. Clark expressly acknowledges that his decision to sign this Agreement was knowing and voluntary and of his own free will.

22.

 Mr. Clark acknowledges that he may revoke this Agreement for up to and including seven (7) days after his execution of this Agreement, and that this Agreement shall not become effective until the expiration of seven (7) days from the date of his execution of this Agreement.  Mr. Clark expressly agrees that, in order to be effective, his revocation pursuant to this Paragraph must be in writing and must actually be received by Dale Foster by 5:00 p.m. on or before the seventh day following his execution of this Agreement.

23.

 The Parties agree that, to the extent that any provision of this Agreement is determined to be in violation of the Older Workers Benefit Protection Act (“OWBPA”), it should be severed from the Agreement or modified to comply with the OWBPA, without affecting the validity or enforceability of any of the other terms or provisions of the Agreement.

24.	The Company hereby advises Mr. Clark to consult with an attorney prior to executing this Agreement.

25.

 Mr. Clark acknowledges, certifies and agrees: (a) that he has carefully read this Agreement and understands all of its terms; (b) that he had a reasonable amount of time to consider his decision to sign this Agreement; (c) that in executing this Agreement he does not rely and has not relied upon any representation or statement made by any of the Company’s agents, representatives, or attorneys with regard to the subject matter, basis, or effect of the Agreement; (d) that he enters into this Agreement voluntarily, of his own free will, without any duress and with knowledge of its meaning and effect; (e) that Mr. Clark is not aware of any factual basis for a claim that the Company has defrauded the government of the United States or of any State; (f) that Mr. Clark has incurred no work-related injuries; and (g) that Mr. Clark has received all family or medical leave to which he was entitled under the law.

26.	Mr. Clark acknowledges and agrees to the following provisions relating to transactions in Company securities:

a.	Mr. Clark remains a “covered person” under the Company’s Insider Trading Policy (“ITP”) during Mr. Clark’s period of service as an independent contractor.

b.

After Mr. Clark’s period of service as an independent contractor ends, he remains subject to ITP Part I, Section 4(d), which prohibits post-service trading while in possession of material non-public information.  Without limiting the ITP, any transactions by Mr. Clark involving Company securities will remain subject to all applicable federal and state securities laws, including, without limitation, laws regarding trading on the basis of material nonpublic information.

c.

If Mr. Clark’s period of service as an independent contractor ends outside of a “trading window” (as defined by the ITP), Mr. Clark will not be permitted to transact in Company securities until the next Trading Window.

d.	Mr. Clark acknowledges that he shall remain subject to the Company’s clawback policies, to the extent provided therein or as otherwise required by law.

e.

Mr. Clark acknowledges that he remains subject to certain potential liability and filing provisions under Section 16 of the Securities Exchange Act of 1934 (“Section 16”) for six months following his period of service as an independent contractor.  Mr. Clark shall be solely responsible for any filings that he is required to make under Section 16 after his period of service as an independent contractor ends.

27.

 This Agreement may be executed in counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.  An originally executed version of this Agreement that is scanned as an image file (e.g., Adobe PDF, TIF, JPEG, etc.) and then delivered by one party to the other party via electronic mail as evidence of signature, shall, for all purposes hereof, be deemed an original signature.  In addition, an originally executed version of this Agreement that is delivered via facsimile by one party to the other party as evidence of signature shall, for all purposes hereof, be deemed an original.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first written above.

/s/ Andrew Clark                                               January 11, 2025

Andrew Clark                                                    Date

/s/ Dale Foster                                                  January 10, 2025

Dale Foster                                                      Date

For:  Company

EXHIBIT A

VESTED RESTRICTED STOCK AND RESTRICTED STOCK UNITS

(IF SERVICE CONTINUES UNTIL APRIL 15, 2025)

Time-Vested

Grant Date              # Shares/RSUs Vesting by April 15, 2025

7/8/2021                  1,250

3/1/2022                  461

2/28/2023                698

4/14/2023                1,211

2/15/2024                1,269

Total:                     4,889

Performance-Vested

Grant Date              # RSUs Subject to Accelerated Vesting

4/14/2023                5,452  (24/36 of the 5,452 RSUs granted, multiplied by 150%)

2/15/2024                1,904  (12/36 of the 5,711 RSUs granted)

Total:                      7,356